SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) October 17, 2001
                                  ----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On October 18, 2001, a news release was issued on the subject of third quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following is the third quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated October 17, 2001.

                     - GM EARNS $385 MILLION, OR $0.85 PER SHARE, IN THIRD QUARTER, EXCLUDING SPECIAL ITEMS
                          - U.S. MARKET SHARE IMPROVES
                     -  GMAC SETS THIRD-QUARTER EARNINGS RECORD

     DETROIT -- General Motors Corp. (NYSE: GM) today reported that it earned $385 million, or $0.85 diluted earnings per share, in the third quarter of 2001 -- excluding special items -- on revenues of $42.5 billion. GM's global automotive and financing operations earned a total of $527 million during the period, which was partially offset by a loss of $142 million at Hughes. These earnings are in line with the most recent guidance provided by GM, but down compared with the prior-year period.

     The third-quarter-2001 results exclude one-time charges totaling $753 million, or $1.26 per share, related to the previously announced closing of an assembly plant in Canada, and various special items at Hughes, including the resolution of a dispute with Raytheon Company relating to the 1997 spin-off and merger of Hughes Defense (see Highlights). GM had a loss of $368 million, or $0.41 per share, in the quarter including the charges. GM financial results described throughout the remainder of this release exclude these charges unless otherwise noted. The third-quarter results compare with earnings of $829 million, or $1.55 per share, on revenue of $42.7 billion, in the third quarter of 2000.

     "Overall, GM's Automotive Operations faced significant challenges during the quarter but still delivered $212 million in net income," said GM Chairman Jack Smith. "While North American profits were stronger than expected, Europe remained in a significant loss position." Asia Pacific was profitable while Latin America/Africa/Mid-East posted a small loss.

     "General Motors Acceptance Corp. (GMAC) delivered record third-quarter earnings, driven by the continued strong performance of its core auto financing operations," Smith said.

     "GM North America finished the quarter with particularly strong vehicle sales," said GM President and Chief Executive Officer Rick Wagoner. "U.S. market share was up in the third quarter, driven by strong sales of our full-size trucks, utilities, and new entries such as the Chevrolet Avalanche and Buick Rendezvous, as well as strong and effective merchandising. This is a great base that we plan to build on going forward.

     "In a very challenging environment, GM North America continued to deliver solid cost improvements," Wagoner said. "With our ongoing improvement in manufacturing and engineering productivity, plus continued reductions in material costs, we were able to offset partially the tough pricing pressures and the drop in overall vehicle demand. But we know we can do more to improve our cost position."

     Wagoner said, "GM Europe (GME) is implementing a major turnaround plan designed to restore profitability. The plan, called Project Olympia, focuses on improving revenue in a number of areas, especially through the introduction of a broad range of new innovative Opel products, while taking aggressive actions to reduce costs in all areas of the business."

     Cash and net liquidity held steady during the third quarter. Cash, marketable securities, and assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in short-term fixed-income securities, excluding Hughes, totaled $11.0 billion at Sept. 30, 2001, compared with $11.1 billion at June 30, 2001.

                                      GMAC

     GMAC achieved record third-quarter earnings of $437 million, a $36 million or 9-percent improvement over the third quarter of 2000. GMAC's results were driven by the continued strong performance of its core auto financing operations. Financing operations benefited from higher asset levels and lower interest rates, which more than offset continuing weakness in off-lease residual values and higher credit losses.

     Income from insurance operations was down slightly in the third quarter of 2001 as improved underwriting results were offset by lower capital gains, reflecting general weakness in the equity markets. Mortgage operations continued to post strong results, with origination volume in both residential and commercial mortgage sectors growing at a record pace.

                                GM NORTH AMERICA

     GMNA earned $445 million in the third quarter of 2001, excluding the charge of $194 million for the previously announced September 2002 closing of its Ste. Therese, Quebec, assembly plant. Including that special item, GMNA earned $251 million. The $445 million earnings performance compares with $728 million earned in the third quarter of 2000, when industry demand was at near-record levels.

     Continued cost improvements and a favorable mix of products were offset by lower volume and unfavorable pricing. Third-quarter-2001 production fell 6 percent, wholesale vehicle sales declined about 7 percent, and net vehicle pricing was unfavorable compared with the prior-year period.

     GM's share of the U.S. truck market increased 2.9 percentage points to 28.6 percent during the third quarter of 2001, compared with the same period last year. GM captured 27.7 percent of the total U.S. vehicle market in the third quarter, compared with 27.4 percent in the prior-year period.

     GM sold more full-size pickups than any industry competitor during the first nine months of 2001. Combined sales of the Chevy Silverado, Avalanche, and the GMC Sierra increased more than 10 percent compared with the same period last year. GM's full-size utility sales continued at a record pace for the first nine months, outselling the nearest competitor by more than 196,000 units. GM's overall lineup of utilities gained 1.5 percentage points of market share during the first nine months of 2001.

     The GMC Envoy was named Motor Trend's 2002 sport utility vehicle (SUV) of the year last week, a prestigious award for a solid new product in an important segment. In addition, four GM vehicles captured top rankings in the J.D. Power and Associates 2001 Automotive Performance, Execution And Layout (APEAL) Study. GM had the highest number of top-ranked models among the big three that consumers consider to be "most appealing." Pontiac Aztek, Chevy TrailBlazer, Cadillac Escalade and Chevrolet Corvette ranked best in the highly competitive entry, midsize, luxury SUV, and premium sports car segments, respectively.

                            OTHER AUTOMOTIVE REGIONS

     Tough price competition and unfavorable product mix and country mix were key factors in GME's loss of $287 million in the third quarter of 2001. That compares with a loss of $181 million in the third quarter last year.

     GM Asia Pacific (GMAP) had net income of $60 million in the third quarter of 2001, a significant improvement from the loss of $10 million in the third quarter of 2000. The improvement primarily resulted from stronger performance by GM's Thailand operations and GM's joint venture in Shanghai, China.

     GM's Latin America/Africa/Mid-East (GMLAAM) region incurred a loss of $6 million in the third quarter of 2001, compared with net income of $31 million in the same period last year. The region's economy was affected by financial turmoil in Argentina and weakening in Brazil, the primary automotive market.

                                     HUGHES

     Hughes' loss of $142 million in the third quarter of 2001, excluding special items, was primarily related to the costs of continued growth of DIRECTV. Hughes lost $227 million during the period including special items. Hughes had a loss of $88 million in the third quarter of 2000. Hughes added approximately 491,000 net new DIRECTV subscribers in the third quarter, bringing the total subscriber base to 11.8 million.

                                  LOOKING AHEAD

     "There is considerable uncertainty regarding the strength of the key automotive markets during the balance of the year and in 2002," Wagoner said. "We're buckling down to enhance our cost position while remaining very aggressive in our effort to maximize revenue and grow market share."

     GM currently estimates that in the fourth quarter of 2001 total industry sales in the United States will be down approximately 6 percent compared with the prior-year period, bringing industry sales for the calendar year to approximately 16.8 million units. Total industry sales in Western and Central Europe are expected to be down approximately 5 percent in the fourth quarter, compared with the fourth quarter of 2000. Net vehicle prices in North America are expected to be down approximately 1.3 percent for the fourth quarter and calendar-year 2001, compared with the prior-year periods. The change in 2001-calendar-year net price to negative 1.3 percent versus prior guidance of negative 1.0 percent is attributable primarily to downward pressure on auction prices for used cars due to daily rental fleet reductions. The negative pricing trend also is expected to continue in Europe.

     GM's fourth-quarter production schedule for North America remains at approximately 1,270,000 vehicles, a 7 percent reduction from the same quarter last year. Based on this, fourth-quarter earnings are now expected to be approximately $0.50 per share.

     For calendar year 2002, GM's preliminary outlook is for total U.S. vehicle sales in the low- to mid-15-million-unit range. Industry sales in the Western and Central European market are likely to be down about 3 percent and in the low-17-million-unit range.

                                      # # #

   In this press release and related comments by General Motors management, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "objective," "plan," "designed," "goal" and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-10,11) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and, the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)


                                           Third Quarter 2001
                               ----------------------------------------

                                                 Other  Total   Diluted
                                GMNA   Hughes     ACO    GM      EPS
                                -----  ------    ----- ------  --------

   Reported Net Income (Loss)   $251   $(227)   $(595) $(368)  $(0.41)

   Ste. Therese Charge (A)       194       -        -    194     0.35

   Raytheon Settlement (B)         -       -      474    474     0.86

   Gain on Sale of Thomson (C)     -     (67)       -    (67)   (0.04)

   SkyPerfecTV! Writedown (D)      -     133        -    133     0.08

   Severance Charge (E)            -      40        -     40     0.02

   DirecTV Japan Adjustment (F)    -     (21)       -    (21)   (0.01)
                                 ---     ---      ---    ---     ----
   Adjusted Net Income (Loss)   $445   $(142)   $(121)  $385    $0.85
                                 ===     ===      ===    ===     ====




   A) The Ste. Therese Charge relates to the previously announced closing of the Ste. Therese, Quebec assembly plant.
   B) The Raytheon Settlement relates to Hughes' settlement with the Raytheon Company on a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense.
   C) The Gain on sale of Thomson relates to Hughes' sale of 4.1 million shares of Thomson Multimedia common stock.
   D) The SkyPerfecTV! Writedown relates to Hughes' non-cash charge from the revaluation of its investment.
   E) The Severance Charge relates to Hughes' 10% company-wide workforce reduction in the U.S.
   F) The DirecTV Japan Adjustment relates to a favorable adjustment to the expected costs associated with the shutdown of Hughes' DirecTV Japan business.

                           General Motors Corporation
                        List of Special Items - After Tax
                              (dollars in millions)


                                         Year to Date 2001
                              ----------------------------------------
                                                                 Other
                              GMNA    GME   GMLAAM GMAP  Hughes   ACO
                              ----    ---   ------ ----  ------  -----

   Reported Net Income (Loss)  $878  $(525)  $30  $(82)  $(487) $(796)

   Ste. Therese Charge (A)      194      -     -     -       -      -

   Raytheon Settlement (B)        -      -     -     -       -    474

   Gain on Sale of Thomson (C)    -      -     -     -     (67)     -

   SkyPerfecTV! Writedown (D)     -      -     -     -     133      -

   Severance Charge (E)           -      -     -     -      40      -

   DirecTV Japan Adjustment (F)   -      -     -     -     (21)     -

   Isuzu Restructuring (G)        -      -     -   133       -      -

   SFAS 133 (H)                  14     (2)    1     1       8      -

                              -----    ---   ---   ---     ---    ---
   Adjusted Net Income(Loss) $1,086  $(527)  $31   $52   $(394) $(322)
                              =====    ===    ==    ==     ===    ===


                               Total           Other   Total   Diluted
                                ACO     GMAC    FIO     GM       EPS
                               -----   ------  -----   -----   -------

   Reported Net Income (Loss)  $(982)  $1,351  $(23)    $346    $1.16

   Ste. Therese Charge (A)       194        -     -      194     0.35

   Raytheon Settlement (B)       474        -     -      474     0.86

   Gain on Sale of Thomson (C)   (67)       -     -      (67)   (0.04)

   SkyPerfecTV! Writedown (D)    133        -     -      133     0.08

   Severance Charge (E)           40        -     -       40     0.02

   DirecTV Japan Adjustment (F)  (21)       -     -      (21)   (0.01)

   Isuzu Restructuring (G)       133        -     -      133     0.24

   SFAS 133 (H)                   22      (34)    -      (12)   (0.03)
                                 ---    -----   ---     ----     ----
   Adjusted Net Income (Loss)   $(74)  $1,317  $(23)  $1,220    $2.63
                                  ==    =====    ==    =====     ====


      See page 5 for footnotes (A) - (F).

   G) The Isuzu restructuring charges include General Motors' portion of severance payments and asset impairments that were part of the second quarter restructuring of its affiliate Isuzu Motors Ltd.

   H) The SFAS 133 represents the net impact during the first quarter 2001 from initially adopting SFAS No. 133, Accounting for Derivatives and Hedging Activities.

                           General Motors Corporation
                      Adjusted Corporate Financial Results

                                     Third Quarter        Year to Date
                                    --------------       --------------
                                    2001(1)    2000      2001(1)   2000
                                    ----       ----      ----      ----

     Total net sales and
      revenues ($Mil's)           $42,475   $42,690   $131,318  $138,291

     Consolidated net
      income ($Mil's)                $385      $829     $1,220    $4,363

     Net margin from
      consolidated net income         0.9%      1.9%       0.9%      3.2%

     GM $1-2/3 par value
      earnings per share
      Basic EPS                     $0.86     $1.57      $2.65     $7.51
      Diluted EPS                   $0.85     $1.55      $2.63     $7.37

     GM Class H
      earnings per share
      Basic EPS                    $(0.13)   $(0.09)    $(0.36)   $(0.23)
      Diluted EPS                  $(0.13)   $(0.09)    $(0.36)   $(0.23)

     Earnings attributable to
      GM $1-2/3 par value ($Mil's)
      Consolidated net income        $385      $829     $1,220    $4,363
      Preferred dividends             (25)      (27)       (76)      (83)
      Losses attributable
        to GM Class H                 113        76        314       144
                                      ---       ---      -----     -----
        Total earnings attributable
         to GM $1-2/3 par value      $473      $878     $1,458    $4,424
                                      ===       ===      =====     =====

     GM $1-2/3 par value average
      shares outstanding (Mil's)
      Basic shares                    551       559        549       589
      Diluted shares                  558       567        556       600

     Cash dividends per share
      of common stocks
      GM $1-2/3 par value           $0.50     $0.50      $1.50     $1.50
      GM Class H                        -         -          -         -

     Book value per share of
      common stocks at Sept. 30
      GM $1-2/3 par value          $37.44    $40.39
      GM Class H                    $7.49     $8.08

     Total cash at Sept. 30
      ($Bil's) (2)                  $11.7     $13.5

     Automotive, Communications
      Services, and Other
      Operations ($Mil's)
      Depreciation                 $1,123    $1,002     $3,291    $2,964
      Amortization of special
        tools                         609       537      1,747     1,852
      Amortization of intangible
        assets                         80        57        238       209
                                    -----     -----      -----     -----
        Total                      $1,812    $1,596     $5,276    $5,025
                                    =====     =====      =====     =====


     See footnotes on page 11.

                           General Motors Corporation
                       Adjusted Segment Financial Results

                                     Third Quarter        Year to Date
                                    --------------       --------------
                                    2001(1)    2000      2001(1)   2000
                                    ----       ----      ----      ----
     (dollars in millions)
     Total net sales and revenues
      GMNA                        $26,269   $26,171    $79,492   $85,984
      GME                           5,117     5,339     17,616    19,315
      GMLAAM                        1,312     1,524      4,446     4,282
      GMAP                          1,000       952      3,138     2,605
                                   ------    ------    -------   -------
        Total GMA                  33,698    33,986    104,692   112,186
      Hughes                        2,113     2,088      6,033     6,466
      Other                           486       528      1,467     2,015
                                   ------    ------    -------   -------
        Total ACO                  36,297    36,602    112,192   120,667
      GMAC                          6,116     6,067     18,915    17,443
      Other Financing                  62        21        211       181
                                   ------    ------    -------   -------
        Total FIO                   6,178     6,088     19,126    17,624
                                   ------    ------    -------   -------
         Consolidated net sales
           and revenues           $42,475   $42,690   $131,318  $138,291
                                   ======    ======    =======   =======

     Pre-tax income (loss)
      GMNA                           $641    $1,086     $1,523    $5,068
      GME                            (400)     (265)      (747)      362
      GMLAAM                          (11)       (9)        71       (77)
      GMAP                              9        (7)        44        26
                                      ---     -----      -----     -----
        Total GMA                     239       805        891     5,379
      Hughes (3)                     (173)     (155)      (573)     (420)
      Other                          (143)      (47)      (402)     (160)
                                      ---     -----      -----     -----
        Total ACO                     (77)      603        (84)    4,799
      GMAC                            710       661      2,142     1,921
      Other Financing                 (11)        2        (34)       13
                                      ---     -----      -----     -----
        Total FIO                     699       663      2,108     1,934
                                      ---     -----      -----     -----
        Consolidated pre-tax
         income                      $622    $1,266     $2,024    $6,733
                                      ===     =====      =====     =====


     Net income (loss)
      GMNA                           $445      $728     $1,086    $3,428
      GME                            (287)     (181)      (527)      206
      GMLAAM                           (6)       31         31        42
      GMAP                             60       (10)        52      (126)
                                      ---       ---      -----     -----
        Total GMA                     212       568        642     3,550
      Hughes (3)(4)                  (142)      (88)      (394)     (229)
      Other                          (121)      (57)      (322)     (162)
                                      ---       ---      -----     -----
        Total ACO                     (51)      423        (74)    3,159
      GMAC                            437       401      1,317     1,193
      Other Financing                  (1)        5        (23)       11
                                      ---       ---      -----     -----
        Total FIO                     436       406      1,294     1,204
                                      ---       ---      -----     -----
         Consolidated net income     $385      $829     $1,220    $4,363
                                      ===       ===      =====     =====

     See footnotes on page 11.

                           General Motors Corporation
                Supplementary Adjusted Segment Financial Results

                                     Third Quarter        Year to Date
                                    --------------       --------------
                                    2001(1)    2000      2001(1)   2000
                                    ----       ----      ----      ----
     (dollars in millions)
     Income tax expense (benefit)
      GMNA                           $179      $344       $387    $1,604
      GME                            (112)      (81)      (212)      164
      GMLAAM                           (8)      (27)        21       (74)
      GMAP                            (12)       10          7        21
                                       --       ---        ---     -----
        Total GMA                     $47      $246       $203    $1,715
                                       ==       ===        ===     =====

     Equity income (loss) and
      minority interests
      GMNA                           $(17)     $(14)      $(50)     $(36)
      GME                               1         3          8         8
      GMLAAM                           (3)       13        (19)       45
      GMAP                             39         7         15      (131)
                                       --         -         --       ---
        Total GMA                     $20        $9       $(46)    $(114)
                                       ==         =         ==       ===


     Effective income tax rate
      GMNA                           27.9%     31.7%      25.4%     31.6%
      GME                            28.0%     30.6%      28.4%     45.3%
      GMLAAM                         72.7%    300.0%      29.6%     96.1%
      GMAP                         (133.3%)  (142.9%)     15.9%     80.8%

     Net margins
      GMNA                            1.7%      2.8%       1.4%      4.0%
      GME                            (5.6%)    (3.4%)     (3.0%)     1.1%
      GMLAAM                         (0.5%)     2.0%       0.7%      1.0%
      GMAP                            6.0%     (1.1%)      1.7%     (4.8%)
      Total GMA                       0.6%      1.7%       0.6%      3.2%
      Hughes (3)(4)                  (6.7%)    (4.2%)     (6.5%)    (3.5%)
      Total ACO                      (0.1%)     1.2%      (0.1%)     2.6%
      GMAC                            7.1%      6.6%       7.0%      6.8%
      Consolidated net income         0.9%      1.9%       0.9%      3.2%



     See footnotes on page 11.

                           General Motors Corporation
                              Operating Statistics

                                     Third Quarter        Year to Date
                                    --------------       --------------
                                    2001       2000      2001      2000
                                    ----       ----      ----      ----
     (units in thousands)
     Worldwide Wholesale Sales
      United States - Cars           505        611      1,553    1,917
      United States - Trucks         587        563      1,789    1,906
                                   -----      -----      -----    -----
        Total United States        1,092      1,174      3,342    3,823
      Canada, Mexico, and Other      145        154        482      570
                                   -----      -----      -----    -----
        Total GMNA                 1,237      1,328      3,824    4,393
      GME                            396        396      1,359    1,434
      GMLAAM                         154        181        500      470
      GMAP                           121        134        360      345
                                   -----      -----      -----    -----
        Total Worldwide            1,908      2,039      6,043    6,642
                                   =====      =====      =====    =====

     Vehicle Unit Deliveries
      Chevrolet - Cars               179        230        637      706
      Chevrolet - Trucks             431        420      1,320    1,342
      Pontiac                        138        167        419      487
      GMC                            123        123        392      412
      Buick                          119        108        301      322
      Oldsmobile                      53         67        189      225
      Saturn                          49         71        200      216
      Cadillac                        46         51        125      148
      Other                           14         12         40       29
                                   -----      -----      -----    -----
        Total United States        1,152      1,249      3,623    3,887
      Canada, Mexico, and Other      167        186        515      541
                                   -----      -----      -----    -----
        Total GMNA                 1,319      1,435      4,138    4,428
      GME                            414        413      1,415    1,460
      GMLAAM                         159        159        497      441
      GMAP                           136        125        381      348
                                   -----      -----      -----    -----
        Total Worldwide            2,028      2,132      6,431    6,677
                                   =====      =====      =====    =====

     Market Share
      United States - Cars          26.6%      29.2%      27.2%    28.8%
      United States - Trucks        28.6%      25.7%      28.3%    27.1%
        Total United States         27.7%      27.4%      27.8%    27.9%
      Total North America           27.2%      27.3%      27.4%    27.7%
      Total Europe                   9.1%       8.8%       9.3%     9.3%
      Latin America (5)             22.3%      22.2%      22.1%    20.4%
      Asia and Pacific               4.3%       3.8%       3.9%     3.6%
        Total Worldwide             15.0%      15.1%      15.0%    15.1%

     U.S. Retail/Fleet Mix
      % Fleet Sales - Cars          29.3%      28.6%      28.9%    27.5%
      % Fleet Sales - Trucks        12.1%      12.9%      14.0%    15.5%
        Total Vehicles              20.2%      21.3%      21.3%    21.7%

     Retail Lease as % of Retail Sales
      Total Smartlease
      and Smartbuy                  12.5%      19.4%

     Days Supply of Inventory
      at Sept. 30
      United States - Cars            62         66
      United States - Trucks          95        101

     Capacity Utilization
      U.S. and Canada
      (2 shift rated)               83.6%      87.8%      78.1%    90.2%

     GMNA Net Price (6)             (2.1)%     (0.3)%

     See footnotes on page 11.

                           General Motors Corporation
                              Operating Statistics

                                     Third Quarter        Year to Date
                                    --------------       --------------
                                    2001       2000      2001      2000
                                    ----       ----      ----      ----

     GMAC's U.S. Cost of Borrowing  5.04%      6.84%

     Current Debt Spreads Over
      U.S. Treasuries
      2 Year                         205 bp      90 bp
      5 Year                         230 bp     133 bp
      10 Year                        245 bp     177 bp

     Worldwide Employment
      at Sept. 30 (in 000's)
      United States Hourly           126        132
      United States Salary            42         44
                                     ---        ---
        Total United States          168        176
      Canada, Mexico, and Other       33         36
                                     ---        ---
      GMNA                           201        212
      GME                             74         90
      GMLAAM                          24         24
      GMAP                            11         11
      Hughes                          11         18
      GMAC                            29         27
      Other                           13         13
                                     ---        ---
        Total                        363        395
                                     ===        ===

     Worldwide Payrolls ($Bil's)    $4.9       $5.2     $15.0     $16.6

     Footnotes:
     ---------
(1) Adjusted amounts represent the reported amounts less the effects of special items. Special items for third quarter 2001 are detailed on page 5. Special items for year to date 2001 are detailed on page 6.
(2) Represents total cash for Automotive, Communications Services, and Other Operations which includes cash and marketable securities, as well as $3.0 billion invested in short-term fixed income securities of the Corporation's Voluntary Employees' Beneficiary Association Trust.
(3) Excludes the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.
(4)   Excludes Hughes Series A Preferred Stock dividends payable to General
      Motors.
(5)   Latin America excludes the Middle East and Africa.
(6) The third quarter 2001 percentage includes a dealer stock adjustment of (0.6%) related to the Keep America Rolling sales incentive. This recognizes units in dealer inventory on September 30,2001 but not yet delivered to retail customers.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                     Three Months Ended     Nine Months Ended
                                        September 30,          September 30,
                                        -------------          -------------
                                      2001        2000      2001         2000
                                      ----        ----      ----         ----
                                  (dollars in millions except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues       $42,475     $42,690  $131,310     $138,291
                                    ------      ------   -------      -------
Cost of sales and other expenses    34,866      33,678   106,557      108,888
Selling, general, and
  administrative expenses            5,926       5,266    17,171       15,604
Interest expense                     1,968       2,480     6,438        7,066
                                    ------      ------   -------      -------
  Total costs and expenses          42,760      41,424   130,166      131,558
                                    ------      ------   -------      -------
Income (loss) before income
  taxes and minority interests        (285)      1,266     1,144        6,733
Income tax expense                      76         436       588        2,148
Equity income/(loss) and
  minority interests                    (7)         (1)    (210)         (222)
                                       ---        ----      ----        -----
  Net income (loss)                   (368)        829       346        4,363
Dividends on preference stocks         (25)        (27)      (76)         (83)
                                       ---        ----      ----        -----
  Earnings attributable to
    common stocks                    $(393)       $802      $270       $4,280
                                       ===         ===       ===        =====

Basic earnings (losses) per share
  attributable to common stocks
Earnings per share attributable
  to $1-2/3 par value               $(0.41)      $1.57     $1.18        $7.51
                                      ====        ====      ====         ====
Earnings per share attributable
  to Class H                        $(0.19)     $(0.09)   $(0.43)      $(0.23)
                                      ====        ====      ====         ====

Earnings (losses) per share
  attributable to common
  stocks assuming dilution
Earnings per share attributable
  to $1-2/3 par value               $(0.41)      $1.55     $1.16        $7.37
                                      ====        ====      ====         ====
Earnings per share attributable
  to Class H                        $(0.19)     $(0.09)   $(0.43)      $(0.23)
                                      ====        ====      ====         ====

                  CONSOLIDATED STATEMENTS OF INCOME - concluded
                                   (Unaudited)


                                    Three Months Ended     Nine Months Ended
                                        September 30,          September 30,
                                        -------------          -------------
                                      2001        2000      2001         2000
                                      ----        ----      ----         ----
                                             (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues       $36,297     $36,602  $112,192     $120,667
                                    ------      ------   -------      -------
Cost of sales and other expenses    32,861      31,827   100,537      103,408
Selling, general, and
  administrative expenses            4,107       3,765    11,837       11,304
                                    ------      ------   -------      -------
  Total costs and expenses          36,968      35,592   112,374      114,712
                                    ------      ------   -------      -------
Interest expense                       216         210       529          648
Net expense from transactions with
  Financing and Insurance Operations    97         197       315          508
                                      ----         ---      ----          ---
Income (loss) before income taxes
  and minority interests              (984)        603    (1,026)       4,799
Income tax (benefit) expense          (181)        193      (194)       1,433
Equity income/(loss) and
  minority interests                    (1)         13      (150)        (207)
                                      ----        ----       ---        -----
  Net income (loss) - Automotive,
    Communications Services, and
    Other Operations                 $(804)       $423     $(982)      $3,159
                                       ===         ===       ===        =====


FINANCING AND INSURANCE OPERATIONS

Total revenues                      $6,178      $6,088   $19,118      $17,624
                                     -----       -----    ------       ------

Interest expense                     1,752       2,270     5,909        6,418
Depreciation and amortization
  expense                            1,477       1,474     4,429        4,480
Operating and other expenses         1,774       1,450     5,220        4,147
Provision for financing and
  insurance losses                     573         428     1,705        1,153
                                     -----       -----    ------      -------
  Total costs and expenses           5,576       5,622    17,263       16,198
                                     -----       -----    ------       ------
Net income from transactions
  with Automotive, Communications
  Services, and Other Operations        97         197       315          508
                                       ---         ---       ---        -----
Income before income taxes and
  minority interests                   699         663     2,170        1,934
Income tax expense                     257         243       782          715
Equity income/(loss) and minority
  interests                             (6)        (14)      (60)         (15)
                                       ---         ---       ---        -----
  Net income - Financing and
    Insurance Operations              $436        $406    $1,328       $1,204
                                       ===         ===     =====        =====

                                CONSOLIDATED BALANCE SHEETS
                                              Sept. 30,             Sept.30,
                                                2001      Dec.31,     2000
                                            (Unaudited)    2000    (Unaudited)
                                             ---------     ----     ---------
GENERAL MOTORS CORPORATION AND SUBSIDIARIES      (dollars in millions)

                     ASSETS

Automotive, Communications Services,
  and Other Operations
Cash and cash equivalents                      $7,899     $9,119     $9,351
Marketable securities                             829      1,161      1,176
                                               ------     ------     ------
  Total cash and marketable securities          8,728     10,280     10,527
Accounts and notes receivable
  (less allowances)                             6,200      5,835      5,975
Inventories (less allowances)                  10,508     10,945     11,300
Equipment on operating leases
  (less accumulated depreciation)               4,974      5,699      5,980
Deferred income taxes and other current assets  8,751      8,388      9,489
                                               ------     ------     ------
  Total current assets                         39,161     41,147     43,271
Equity in net assets of nonconsolidated
  associates                                    4,913      3,497      3,301
Property - net                                 34,555     33,977     34,036
Intangible assets - net                         7,675      7,622      8,651
Deferred income taxes                          15,930     14,870     13,202
Other assets                                   30,984     32,243     33,015
                                              -------   --------   --------
  Total Automotive, Communications
    Services, and Other Operations
    assets                                    133,218    133,356    135,476
Financing and Insurance Operations
Cash and cash equivalents                      10,530      1,165        912
Investments in securities                       9,598      9,595      9,309
Finance receivables - net                      90,190     92,415     87,534
Investment in leases and other receivables     36,441     36,752     37,551
Other assets                                   33,624     27,846     24,864
Net receivable from Automotive, Communications
  Services, and Other Operations                1,243      1,971      1,599
                                              -------    -------    -------
  Total Financing and Insurance
    Operations assets                         181,626    169,744    161,769
                                              -------    -------    -------
Total assets                                 $314,844   $303,100   $297,245
                                              =======    =======    =======


               LIABILITIES AND STOCKHOLDERS' EQUITY

Automotive, Communications Services,
  and Other Operations
Accounts payable (principally trade)          $19,335    $18,309    $18,190
Loans payable                                   1,744      2,208      3,321
Accrued expenses                               35,417     33,252     31,997
Net payable to Financing and
  Insurance Operations                          1,243      1,971      1,599
                                               ------     ------     ------
  Total current liabilities                    57,739     55,740     55,107
Long-term debt                                  9,320      7,410      8,245
Postretirement benefits other than pensions    34,276     34,306     34,376
Pensions                                        3,443      3,480      3,226
Other liabilities and deferred income taxes    14,183     15,768     16,088
                                              -------    -------    -------
  Total Automotive, Communications Services,
    and Other Operations liabilities          118,961    116,704    117,042

Financing and Insurance Operations
Accounts payable                                6,936      7,416      5,316
Debt                                          144,846    135,037    129,325
Other liabilities and deferred income taxes    14,577     12,922     13,238
                                              -------    -------    -------
  Total Financing and Insurance
    Operations liabilities                    166,359    155,375    147,879
Minority interests                                700        707        670
General Motors - obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts holding solely junior
  subordinated debentures of
  General Motors Series G                           -        139        139
Stockholders' equity
$1-2/3 par value common stock
  (issued, 554,439,259; 548,181,757;
  and 565,371,465 shares)                         924        914        943
Class H common stock (issued,
  877,032,955; 875,286,559; and
  874,807,080 shares)                              88         88         87
Capital surplus (principally additional
  paid-in capital)                             21,330     21,020     21,818
Retained earnings                               9,565     10,119     10,335
                                               ------     ------     ------
    Subtotal                                   31,907     32,141     33,183
Accumulated foreign currency
  translation adjustments                      (2,825)    (2,502)    (2,480)
Net unrealized loss on derivatives               (392)         -          -
Net unrealized gains on securities                179        581        933
Minimum pension liability adjustment              (45)       (45)      (121)
                                             --------    -------    -------
    Accumulated other comprehensive loss       (3,083)    (1,966)    (1,668)
                                             --------    -------    -------
      Total stockholders' equity               28,824     30,175     31,515
                                             --------    -------    -------
Total liabilities and stockholders' equity   $314,844   $303,100   $297,245
                                              =======    =======    =======


                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                         Nine Months Ended September 30,
                                                         -------------------------------
                                                       2001                        2000
                                                       ----                        ----
                                           Automotive,     Financing     Automotive,     Financing
                                           Comm.Serv.         and        Comm.Serv.         and
                                           and Other       Insurance     and Other       Insurance
                                           ---------       ---------     ---------       ---------
                                                            (dollars in millions)
Net cash provided by (used in)
  operating activities                       $5,509          $(651)       $9,066          $4,746

Cash flows from investing activities
Expenditures for property                    (6,287)           (53)       (6,314)           (335)
Investments in marketable securities
  - acquisitions                               (840)       (25,071)       (2,425)        (18,198)
Investments in marketable securities
  - liquidations                              1,172         25,205         2,947          17,998
Mortgage servicing rights - acquisitions          -           (884)            -            (698)
Mortgage servicing rights - liquidations          -             17             -               -
Finance receivables - acquisitions                -       (166,597)            -        (140,295)
Finance receivables - liquidations                -        103,919             -          88,560
Proceeds from sales of finance receivables        -         63,798             -          43,407
Operating leases - acquisitions              (4,480)       (10,586)       (5,342)        (12,147)
Operating leases - liquidations               4,783          9,239         4,615           7,313
Investments in companies, net of
  cash acquired                                (679)          (446)       (3,911)              -
Net investing activity with Financing and
  Insurance Operations                            -              -          (998)              -
Other                                          (146)           110          (558)            356
                                              -----          -----        ------          ------
Net cash used in investing activities        (6,477)        (1,349)      (11,986)        (14,039)
                                              -----          -----        ------          ------

Cash flows from financing activities
Net (decrease) increase in loans payable       (464)       (18,332)        1,255           1,121
Long-term debt - borrowings                   4,533         42,791         4,130          19,450
Long-term debt - repayments                  (2,673)       (13,817)       (4,213)        (11,482)
Net financing activity with
  Automotive, Communications
  Services, and Other Operations                  -              -             -             998
Repurchases of common and preference stocks    (264)             -          (652)              -
Proceeds from issuing common stocks              91              -         2,778               -
Proceeds from sales of treasury stocks          222              -             -               -
Cash dividends paid to stockholders            (900)             -          (989)              -
                                                ---         ------         -----          ------
Net cash provided by financing activities       545         10,642         2,309          10,087
                                                ---         ------         -----          ------

Effect of exchange rate changes on
  cash and cash equivalents                     (69)            (5)         (365)              3
Net transactions with Automotive/
  Financing Operations                         (728)           728           597            (597)
                                                ---            ---           ---             ---
Net (decrease) increase in cash
  and cash equivalents                       (1,220)         9,365          (379)            200
Cash and cash equivalents at
  beginning of the period                     9,119          1,165         9,730             712
                                              -----          -----         -----             ---
Cash and cash equivalents at
  end of the period                          $7,899        $10,530        $9,351            $912
                                              =====         ======         =====             ===


              Hughes Reports Third Quarter 2001 Financial Results

                          HUGHES Revenue Grows by 25%;

            Strong DIRECTV U.S. Subscriber Growth Beats Expectations

      El Segundo, Calif., October 17, 2001 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported third quarter 2001 revenues increased 24.6% to $2,103.3 million, compared with $1,688.5 million in the third quarter of 2000. EBITDA1 for the quarter was $76.5 million. Excluding a one-time charge primarily related to severance of $65.3 million, EBITDA for the quarter was $141.8 million and EBITDA margin1 was 6.7%. In the third quarter of 2000, EBITDA was $107.9 million and EBITDA margin was 6.4%.

      "The third quarter was very important for HUGHES because we made key structural and management changes across the businesses. As a result, we are now positioned to generate substantially improved operating results," said Jack A. Shaw, HUGHES' chief executive officer. "I'm particularly pleased with our third quarter financial results because, despite a slowing economy, we grew our revenues by about 25%, exceeded DIRECTV U.S. subscriber growth expectations by adding 425,000 net new subscribers, and met or exceeded our third quarter operational targets in each of our businesses."

      Shaw continued, "Our revenue growth was again driven by strong demand for DIRECTV(R) services, as well as new satellite transponder sales at PanAmSat and increased sales in all of Hughes Network Systems' product lines."

      Shaw also noted that the $65 million severance charge was related to a 10% company-wide workforce reduction in the U.S. that is expected to result in savings of over $110 million annually. Excluding this one-time charge, HUGHES' EBITDA increased 31%, primarily due to continued operational improvements in DIRECTV Latin America, the new satellite transponder sales at PanAmSat and lower corporate expenses. These improvements were partially offset by losses from the new DIRECTV DSL(TM) service (formerly known as Telocity) and increased investment in Hughes Network Systems' (HNS) DIRECWAY(TM) broadband business.

      HUGHES had a third quarter 2001 net loss of $227.2 million compared to a net loss of $93.8 million in the same period of 2000. The increased loss was primarily due to a pre-tax non-cash charge of $212 million resulting from the revaluation of HUGHES' SkyPerfecTV! investment, increased depreciation and amortization expense in the Direct-To-Home Broadcast segment and at PanAmSat, and the lower EBITDA. These declines were partially offset by a pre-tax gain of about $108 million that resulted from the sale of 4.1 million shares of Thomson Multimedia common stock, and a favorable adjustment to the expected costs associated with the shutdown of the DIRECTV Japan business.

      Subsequent to the end of the third quarter, HUGHES reached a settlement with the Raytheon Company on a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense. Under the terms of the agreement, HUGHES will reimburse Raytheon $635.5 million of the original $9.5 billion purchase price. Of the total payment to Raytheon, $500 million was paid on October 16, 2001 and the remaining balance will be paid within six months. There is no impact to HUGHES' earnings from this settlement.

                           NINE-MONTH FINANCIAL REVIEW

      For the first nine months of 2001, revenues increased 14.4% to $5,981.4 million, compared to $5,228.6 million for the same period in 2000. This increase was primarily due to continued subscriber growth at DIRECTV in the United States and Latin America, partially offset by fewer sales and sales-type leases at PanAmSat.

      EBITDA through September 2001 was $271.7 million and EBITDA margin was 4.5%, compared to EBITDA of $440.2 million and EBITDA margin of 8.4% in the same period of 2000. The decrease in EBITDA and EBITDA margin was primarily attributable to the higher outright sales of satellite transponders at PanAmSat in the first nine months of 2000, as well as the 2001 one-time severance charges, increased investment in DIRECWAY and the losses from the new DIRECTV DSL service. These items were partially offset by improved DIRECTV operating performance due to the larger subscriber bases in the United States and Latin America and lower corporate expenses.

      For the first nine months of 2001, net losses totaled $489.0 million compared to net losses of $244.8 million in 2000. The change was primarily due to an increase in depreciation and amortization expense in the Direct-To-Home Broadcast segment and at PanAmSat, as well as the lower EBITDA. These declines were partially offset by reduced losses related to HUGHES' Direct-To-Home television ventures in Japan, as well as the gain from the sale of Thomson Multimedia common stock and improved net interest expense.

                  SEGMENT FINANCIAL REVIEW: THIRD QUARTER 2001

                            Direct-To-Home Broadcast

      Third quarter 2001 revenues for the segment increased 21.8% to $1,572.6 million from $1,291.5 million in the third quarter of 2000. The segment had negative EBITDA of $74.2 million compared with negative EBITDA of $17.7 million in the third quarter of 2000.

      United States: DIRECTV reported quarterly revenues of $1,363 million, an increase of 18% from last year's third quarter revenues of $1,154 million. The increase was primarily due to continued subscriber growth.

      DIRECTV substantially exceeded expectations by adding a record 953,000 gross subscribers and, after accounting for churn, 425,000 net subscribers in the quarter. In addition, DIRECTV made a one-time downward adjustment of approximately 143,000 subscribers. This adjustment corrected errors that accumulated over the past 18 months related to subscribers who discontinued service prior to June 30, 2001 but were counted as active subscribers in DIRECTV's database. As a result, DIRECTV had 10.3 million subscribers as of September 30, 2001, representing a 14% increase over the 9.0 million customers attained as of September 30, 2000.

      Excluding a $48 million one-time charge primarily related to severance, EBITDA for the third quarter of 2001 was $20 million, compared to EBITDA of $36 million in last year's third quarter. EBITDA declined due to increased marketing expenses related to DIRECTV's record number of gross subscriber additions in the quarter, which more than offset the additional gross profit gained from DIRECTV's larger subscriber base.

      DIRECTV DSL: The DIRECTV DSL service was created following HUGHES' April 2001 acquisition of Telocity. No comparative financial data for DIRECTV DSL is provided for the third quarter 2000.

      The DIRECTV DSL service had third quarter 2001 revenues of $9 million and negative EBITDA of $33 million. Approximately 5,000 net customers were added to the DIRECTV DSL service in the quarter. Subscriber additions in the quarter were negatively impacted by the bankruptcy of Rhythms NetConnections, formerly a wholesale provider of broadband services. As of September 30, 2001, DIRECTV DSL had about 73,000 residential broadband customers in the United States compared to about 23,000 customers as of September 30, 2000.

      Latin America: DIRECTV Latin America generated $201 million in revenues for the quarter compared with $136 million in the third quarter of 2000. This 48% increase was primarily due to continued subscriber growth as well as the consolidation of the Argentinean and Colombian local operating companies in the first half of 2001.

      The DIRECTV service in Latin America added 66,000 net subscribers in the third quarter of 2001. The total number of DIRECTV subscribers in Latin America as of September 30, 2001 was approximately 1,497,000 compared to about 1,136,000 as of September 30, 2000, representing an increase of approximately 32%.

      Excluding a $10 million one-time severance charge, DIRECTV Latin America had negative EBITDA of $7 million in the quarter, compared to negative EBITDA of $50 million in the same period of 2000. The change was primarily due to the increased gross profit generated from the larger subscriber base, the consolidation of the Argentinean and Colombian local operating companies, and reduced marketing and administrative costs.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, generated third quarter 2001 revenues of $252.9 million compared with $199.3 million in the prior year's period. The increase was principally driven by a $46 million sales-type lease of long-term capacity on the company's new PAS-10 Indian Ocean region satellite.

      Excluding a $7 million one-time severance charge, EBITDA for the quarter was $173 million and EBITDA margin was 68.5%, compared with third quarter 2000 EBITDA of $135.5 million and EBITDA margin of 68.0%. The increase in EBITDA was principally due to the sales-type lease in the quarter.

      As of September 30, 2001, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.85 billion compared to approximately $5.8 billion at the end of the third quarter of 2000.

                                 Network Systems

      Hughes Network Systems (HNS) generated third quarter 2001 revenues of $339.7 million versus $284.0 million in the third quarter of 2000. The 19.6% increase was driven by increased sales of phones and systems for mobile satellite programs, higher sales of enterprise networks and growth in the DIRECWAY subscriber base. HNS added approximately 13,000 net DIRECWAY broadband customers in the quarter, bringing the cumulative total to approximately 87,000 subscribers in the United States. Additionally, HNS shipped 500,000 DIRECTV receiver systems in the third quarter of 2001 compared to 470,000 units in the same period last year.

      In the quarter, HNS reported better than expected EBITDA of negative $22.6 million compared to EBITDA of $16.8 million in the third quarter of 2000. The decline in EBITDA is primarily attributable to increased investment in the DIRECWAY broadband business and a one-time gain in the third quarter of 2000 that resulted from successful negotiations with certain narrowband wireless customers for receivables previously written-off.

                                  BALANCE SHEET

      From December 31, 2000 to September 30, 2001, the company's consolidated cash balance decreased $809.6 million to $698.5 million and total debt increased $496.7 million to $1,813.3 million. The major uses of cash were for satellite and capital expenditures, as well as for the purchase of Telocity. The $635.5 million settlement with Raytheon was treated as an increase in accrued liabilities and a reduction in stockholder's equity in the quarter. The impact of the $500 million payment made on October 16, 2001 will be reflected in HUGHES' fourth quarter cash balance.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' third quarter 2001 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the HUGHES website.

                            Hughes Financial Guidance

                          Prior Full Year 2001    Revised Full Year 2001
                          --------------------    ----------------------
HUGHES
   Revenues                      ~$8.3B                   No Change
   EBITDA                      $450-500M*                No Change*
   Cash Requirements           $2.5 - 3.0B                 ~$2.5B
DIRECTV U.S.
   Revenue                     $5.5 - 5.6B                No Change
   EBITDA                      $250-300M*               $200 - 250M*
   Net Subscriber Adds            ~1.1M                 1.2 - 1.3M**
DIRECTV DSL
   EBITDA                   $(100)M - (120)M              No Change
   Net Subscriber Adds            ~75K                    40 - 50K
DIRECTV Latin America
   Revenue                        ~725M                   No Change
   EBITDA                       ~$(100)M*                No Change*
   Net Subscriber Adds            ~300K                   No Change
PanAmSat
   Revenue                     $825 - 835M               $860 - 870M
   New Outright
      Sales and Sales-
      Type Leases                 None                     $45.5M
   EBITDA Margin          Mid to high 60% range           No Change
Hughes Network Systems
   Revenue                       ~$1.3B                   No Change
   EBITDA                   $(100)M - $(150)M         $(100)M - $(115)M
     Spaceway
       (Included in
        HNS totals)          $(25)M - (35)M               No Change
     DIRECWAY Net Sub Adds        ~150K                   50 - 65K
     DIRECWAY EBITDA
       (Included in
        HNS totals)         $(150)M - (180)M          $(125)M - (155)M

* EBITDA guidance excludes the impact of the third quarter 2001 severance charges of $48M at DIRECTV US; $10M at DIRECTV Latin America; $7M at PanAmSat; and $65M total at HUGHES.
**   Excludes impact of 143K database adjustment in Q3 2001

     NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.

------------------
1 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                      # # #

 CONSOLIDATED BALANCE SHEETS
 (Dollars in Millions)                              September 30,
                                                       2001         December 31,
 ASSETS                                             (Unaudited)        2000
 -------------------------------------------------------------------------------
 Current Assets
 Cash and cash equivalents                               $698.5       $1,508.1
 Accounts and notes receivable                          1,275.5        1,253.0
 Contracts in process                                     156.3          186.0
 Inventories                                              374.8          338.0
 Deferred income taxes                                    103.1           89.9
 Prepaid expenses and other                             1,054.5          778.7
 -------------------------------------------------------------------------------

 Total Current Assets                                   3,662.7        4,153.7
 Satellites, net                                        4,617.6        4,230.0
 Property, net                                          2,097.4        1,707.8
 Net Investment in Sales-type Leases                      233.5          221.1
 Intangible Assets, net                                 7,288.5        7,151.3
 Investments and Other Assets                           1,225.4        1,815.4
 -------------------------------------------------------------------------------

 Total Assets                                         $19,125.1      $19,279.3
 ===============================================================================

 LIABILITIES AND STOCKHOLDER'S EQUITY
 -------------------------------------------------------------------------------
 Current Liabilities
 Accounts payable                                      $1,407.9       $1,224.2
 Deferred revenues                                        181.7          137.6
 Short-term borrowings and current portion of
    long-term debt                                        838.3           24.6
 Accrued liabilities and other                          1,909.3        1,304.5
 -------------------------------------------------------------------------------

 Total Current Liabilities                              4,337.2        2,690.9
 Long-Term Debt                                           975.0        1,292.0
 Other Liabilities and Deferred Credits                 1,547.9        1,647.3
 Deferred Income Taxes                                    619.6          769.3
 Commitments and Contingencies
 Minority Interests                                       527.2          553.7
 Stockholder's Equity                                  11,118.2       12,326.1
 -------------------------------------------------------------------------------

 Total Liabilities and Stockholder's Equity           $19,125.1      $19,279.3
 ===============================================================================

 Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).


CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)
                                                                Nine Months
                                                      Third Quarter       Ended September 30,
                                                      ------------------  -------------------
                                                        2001     2000       2001      2000
------------------------------------------------------------------------  -------------------
Revenues
Direct broadcast, leasing and other services          $1,830.9 $1,485.5   $5,267.7  $4,523.3
Product sales                                            272.4    203.0      713.7     705.3
---------------------------------------------------------------------------------------------
Total Revenues                                         2,103.3  1,688.5    5,981.4   5,228.6
---------------------------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other costs                    830.1    681.4    2,355.4   2,035.9
Cost of products sold                                    246.7    146.2      590.4     580.6
Selling, general and administrative expenses             950.0    753.0    2,763.9   2,171.9
Depreciation and amortization                            280.2    238.3      850.9     673.1
---------------------------------------------------------------------------------------------
Total Operating Costs and Expenses                     2,307.0  1,818.9    6,560.6   5,461.5
---------------------------------------------------------------------------------------------

Operating Loss                                          (203.7)  (130.4)    (579.2)   (232.9)

Interest income                                            9.4      7.1       52.2      15.3
Interest expense                                         (40.6)   (66.5)    (134.0)   (169.2)
Other, net                                               (86.3)   (11.9)     (90.0)   (294.4)
---------------------------------------------------------------------------------------------
Loss From Continuing Operations Before
      Income Taxes, Minority Interests
      and Cumulative Effect of Accounting Chan          (321.2)  (201.7)    (751.0)   (681.2)

Income tax benefit                                        93.1     77.8      217.8     354.4
Minority interests in net losses of subsidiaries           0.9     19.6       51.6      31.7
---------------------------------------------------------------------------------------------
Loss from continuing operations
      before cumulative effect of
      accounting change                                 (227.2)  (104.3)    (481.6)   (295.1)
Income from discontinued operations, net of taxes            -     10.5          -      50.3
---------------------------------------------------------------------------------------------

Loss before cumulative effect of accounting change      (227.2)   (93.8)    (481.6)   (244.8)
Cumulative effect of accounting change, net of taxes         -        -       (7.4)        -
---------------------------------------------------------------------------------------------

Net Loss                                                (227.2)   (93.8)    (489.0)   (244.8)

Adjustment to exclude the effect of
      GM purchase accounting                               0.9      5.3        2.5      15.9
---------------------------------------------------------------------------------------------

Loss Excluding the Effect of GM
      Purchase Accounting Adjustment                    (226.3)   (88.5)    (486.5)   (228.9)

Preferred stock dividends                                (24.1)   (24.1)     (72.3)    (72.9)
---------------------------------------------------------------------------------------------

Loss Used for Computation of
      Available Separate Consolidated
      Net Income (Loss)                                $(250.4) $(112.6)   $(558.8)  $(301.8)
=============================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding
      (in millions) (Numerator)                          876.8    873.9      876.0     616.7
Average Class H dividend base
      (in millions) (Denominator)                      1,300.5  1,297.8    1,299.7   1,296.5
Available Separate Consolidated Net Income (Loss)      $(168.8)  $(75.8)   $(376.6)  $(143.6)
=============================================================================================

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                      Nine Months
                                       Third Quarter         Ended September 30,
                                    --------------------     -------------------
                                      2001        2000         2001       2000
--------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                     $ 1,572.6   $ 1,291.5   $ 4,590.2  $ 3,717.5
EBITDA (1)                         $   (74.2)  $   (17.7)  $   (69.5) $   (40.9)
Operating Loss                     $  (245.4)  $  (150.1)  $  (573.8) $  (410.9)
Depreciation and Amortization      $   171.2   $   132.4   $   504.3  $   370.0
Capital Expenditures               $   168.6   $   262.0   $   522.5  $   649.1

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                     $   252.9   $   199.3   $   666.4  $   820.7
EBITDA (1)                         $   166.2   $   135.5   $   440.7  $   557.9
EBITDA Margin (1)                      65.7%       68.0%       66.1%      68.0%
Operating Profit                   $    62.1   $    52.0   $   136.0  $   319.1
Operating Profit Margin                24.6%       26.1%       20.4%      38.9%
Depreciation and Amortization      $   104.1   $    83.5   $   304.7  $   238.8
Capital Expenditures               $    80.3   $   109.4   $   241.7  $   317.6

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                     $   339.7   $   284.0   $   890.1  $ 1,020.3
EBITDA (1)                         $   (22.6)  $    16.8   $   (97.7) $    34.4
Operating Profit (Loss)            $   (35.1)  $     1.6   $  (144.2) $   (15.4)
Depreciation and Amortization      $    12.5   $    15.2   $    46.5  $    49.8
Capital Expenditures               $   121.9   $    79.2   $   467.2  $   241.0

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                     $   (61.9)  $   (86.3)  $  (165.3) $  (329.9)
EBITDA (1)                         $     7.1   $   (26.7)  $    (1.8) $  (111.2)
Operating Profit (Loss)            $    14.7   $   (33.9)  $     2.8  $  (125.7)
Depreciation and Amortization      $    (7.6)  $     7.2   $    (4.6) $    14.5
Capital Expenditures               $    (4.8)  $   (24.6)  $    (4.0) $    (2.3)

--------------------------------------------------------------------------------
TOTAL
Total Revenues                     $ 2,103.3   $ 1,688.5   $ 5,981.4  $ 5,228.6
EBITDA (1)                         $    76.5   $   107.9   $   271.7  $   440.2
EBITDA Margin (1)                       3.6%        6.4%        4.5%       8.4%
Operating Loss                     $  (203.7)  $  (130.4)  $  (579.2) $  (232.9)
Depreciation and Amortization      $   280.2   $   238.3   $   850.9  $   673.1
Capital Expenditures               $   366.0   $   426.0   $ 1,227.4  $ 1,205.4

================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    October 18, 2001
        -----------------
                                            By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)